UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2004

Commission File Number 333-112528

Vought Aircraft Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2884072 (I.R.S. Employer Identification Number)

9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement

     On December 22, 2004, Vought Aircraft Industries, Inc. (“the Company”) completed the syndication of a $650 million senior secured credit facility (the “Credit Facility”) pursuant to the terms and conditions of a Credit Agreement dated December 22, 2004 (the “Credit Agreement”) entered into by and among the Company and Lehman Commercial Paper Inc., as Administrative Agent, JPMorgan Chase Bank, N.A. and Goldman Sachs Credit Partners L.P. (the “Lenders”). Some of the Lenders or their affiliates from time to time have provided in the past (and may provide in the future) investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they receive customary compensation. The Credit Facility is comprised of a $150 million six-year revolving credit facility (including a $100 million letter of credit sub-limit) (the “Revolver”), a $75 million synthetic letter of credit facility (the “Letter of Credit Facility”) and a $425 million seven-year term loan B (the “Term Loan”). As announced previously, the intended use of proceeds of the Credit Facility is to refinance the Company’s existing credit facility and for general corporate purposes, including investment in the Boeing 7E7 program and the execution of the ongoing manufacturing facility consolidation and modernization plan. The Credit Facility will be guaranteed by each of the Company’s domestic subsidiaries and secured by a first priority security interest in most of the Company’s assets. The initial pricing of any drawn portion of the Revolver will be LIBOR plus a spread of 250 basis points, and the pricing of the Term Loan will be LIBOR plus a spread of 250 basis points, in each case subject to a leverage-based pricing grid. The initial pricing for the Letter of Credit Facility will be 260 basis points on the full deposit amount. The Term Loan will amortize at $1 million per quarter with a bullet payment at maturity. Under the Credit Agreement, the Company has the option to solicit from existing or new lenders, up to $200 million in additional term loans subject to substantially the same terms and conditions as the outstanding term loans though pricing may be separately negotiated at that time. Additionally, the Company also has the option to convert up to $25 million of the Letter of Credit Facility to outstanding term loans which would also be subject to the same terms and conditions as the outstanding term loans made as of the closing date.

     The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets, subordinated debt and transactions with affiliates. The Credit Facility also includes financial covenants including leverage ratio, interest coverage ratio and capital expenditure limitations.

     The Credit Agreement provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, the fact that any representation or warranty made by the Company is false in any material respect, certain insolvency or receivership events affecting the Company or its subsidiaries, and a change in control of the Company (as defined in the Credit Agreement). For certain events of default, the commitments of the Lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

     As of the date of this report, the Company has no borrowings under the Revolver, $425.0 million of borrowings under the Term Loan, $51 million outstanding under the Letters of Credit Facility, and incurs interest charges on the full amount of the Letter of Credit Facility.

     The Credit Facility replaces the Company’s prior credit facility which consisted of a $150.0 million revolving credit facility and $295.9 million of term loans maturing in June 2008 (the “Prior Credit Facility”). The Company was in compliance with all applicable financial covenants and other restrictions under the Prior Credit Facility as of the effective date of its termination (December 22, 2004).

Item 1.02. Termination of a Material Definitive Agreement

     Effective December 22, 2004, the credit agreement entered into by and among the Company and Lehman Commercial Paper Inc., as Administrative Agent, and Goldman Sachs Credit Partners L.P. (the “Prior Credit Agreement”), was terminated. The Prior Credit Agreement was due to expire in June 2008 and was replaced with the Credit Agreement described under Item 1.01 above. The Company had outstanding term loan borrowings of $295.9 million, and $51 million of letters of credit under the Prior Credit Agreement and was subject to an interest rate on borrowings based on either LIBOR plus a spread based on the Company’s leverage ratio or the prime rate, at the Company’s election. A quarterly facility fee was payable based on the daily aggregate amount of commitments and the Company’s leverage ratio. The Prior Credit Agreement contained customary financial and other covenants and events of default.

     The Company did not incur any early termination penalties in connection with the termination of the Prior Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The Company’s entry into the Credit Agreement described in Item 1.01 constitutes the creation of a direct financial obligation. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

     Pursuant to the requirements of Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: December 27, 2004	/s/ Cletus Glasener
Cletus Glasener
Vice President, Controller and Treasurer